EXHIBIT 99.1

[LOGO]  CONSTELLATION

NEWS RELEASE	CONTACTS:
Media Relations:
Mike Martin - 585-218-3669
John Lute - 416-929-5883
Investor Relations:
Lisa Schnorr - 585-218-3677
Bob Czudak - 585-218-3668

CONSTELLATION BRANDS PROVIDES VINCOR SHAREHOLDERS WITH FACTS ABOUT ITS ENHANCED OFFER

FAIRPORT, N.Y., Nov. 29, 2005 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) today provided the following facts about its enhanced offer to buy Vincor International Inc. (TSX: VN), which was announced November 28.

▪	Constellation’s best and final offer for Vincor is C$33 cash per share, in the absence of an agreement with Vincor’s board.
▪	Constellation could raise its offer to C$35 cash per share if, and only if, all of the following terms are met:
1)	Vincor’s board supports the transaction;
2)	Vincor’s board agrees to customary cooperation throughout the sale, transition and integration process; and
3)	Acceptable confirmatory due diligence.
▪	There are no ongoing discussions with Vincor.
▪	Constellation is prepared to let the offer expire on December 8, unless the offer is accepted or an agreement is entered into with Vincor before that deadline.
▪	If Vincor's shareholders want to accept Constellation’s enhanced C$33 cash per share offer, they must tender their shares on, or before, December 8.
▪	If Vincor's board wants to act in the best interests of its shareholders, and provide its shareholders with the possibility of an offer at C$35 cash per share, the board must act now.

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About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories.  Well-known brands in Constellation's portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann's, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi's, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi, Robert Mondavi Winery brands and Opus One.  For additional information about Constellation Brands, as well as its product portfolio, visit the company's Web site at www.cbrands.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation's control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.  All statements other than statements of historical facts included in this press release are forward-looking statements.  All forward-looking statements speak only as of the date of this press release.  Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  There can be no assurance that any transaction between Constellation and Vincor will occur, or will occur on the timetable contemplated hereby.  For additional information about risks and uncertainties that could adversely affect Constellation's forward-looking statements, please refer to Constellation's Annual Report on Form 10-K for the fiscal year ended February 28, 2005 and Constellation's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005.

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